Exhibit 107
CALCULATION OF FILING FEE TABLE
Form
S-8
(Form Type)
3D Systems Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	Other	4,000,000 (2)	$2.72 (3)	$10,880,000 (3)	0.00015310	$1,665.73

Total Offering Amounts					$10,880,000		$1,665.73

Total Fee Offsets (4)							$0

Net Fee Due							$1,665.73

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form
S-8
also covers such indeterminable number of additional shares of 3D System Corporation (the “Registrant”) common stock, par value $0.001 per share (“Common Stock”), as may become issuable under the Amended and Restated 2015 Incentive Plan of 3D Systems Corporation (the “Plan”) to prevent dilution in the event of a reorganization, reclassification, stock split, dividend or distribution, or any similar transaction.

(2)	Registers shares of Common Stock to be issued pursuant to future awards under the Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on October 1, 2024.

(4)	The Registrant does not have any fee offsets.